Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel – Chief Financial Officer Famous Dave’s of America, Inc. 952-294-1300
Famous Dave’s Reports Third Quarter Net Income of $0.15 Per Share
     Minneapolis, MN, November 1, 2006 – FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the third quarter ended October 1, 2006.
     Highlights for the third quarter of 2006 were as follows:
•	Total revenue of $30.8 million increased 17.3% over the prior year.

•	Comparable sales for company-owned restaurants increased 3.1% over the prior year.

•	Franchise royalty revenue of $3.6 million increased 30.4% over the prior year.

•	Earnings were $0.15 per diluted share, including non-cash expenses of $0.02 per share for estimated lease termination and other closing costs and $0.02 per share related to stock-based compensation.

•	Diluted earnings per share increased 36.4% over the prior year comparable period.
     “Our third quarter yielded strong results, driven by growth in comparable sales and franchise royalties,” said David Goronkin, President and Chief Executive Officer of Famous Dave’s. “We are very pleased with the continued positive momentum reflected by our strong same store sale performance in the third quarter. Growth in all three of our revenue sources, which include in-restaurant dining, to-go and catering, contributed to our results.”
     Net income for the third quarter ending October 1, 2006 was approximately $1.6 million, or $0.15 per diluted share, on total revenue of approximately $30.8 million. In comparison, for the third quarter of 2005, net income was approximately $1.2 million or $0.11 per diluted share, on total revenue of approximately $26.3 million. Total revenue for the third quarter of 2006 increased 17.3% over the 2005 comparable period, primarily reflecting a 15.4% increase in net restaurant sales, and a 32.2% increase in franchise royalty revenue and franchise fees. In the third quarter of 2006, net sales for company-owned restaurants, open year-round for 18 months or more, increased 3.1%, as compared to a decline of 0.4% for the third quarter of 2005.
     For the nine months ended October 1, 2006, the company reported net income of approximately $3.9 million, or $0.35 per diluted share, on total revenue of approximately $88.6 million, compared with net income of approximately $3.6 million, or $0.32 per diluted share, on total revenue of approximately $77.8 million for the first nine months of 2005. Total revenue for the nine months ended October 1, 2006 increased 13.9% over the prior year comparable period, primarily reflecting an 11.8% increase in net restaurant sales, and a 34.0% increase in franchise royalty revenue and franchise fees. For the first nine months of 2006, net sales for company-owned restaurants, open year-round for 18 months or more, increased 3.3% as compared to an increase of 1.9% for the first nine months of 2005.

     Goronkin added that the earnings results for the third quarter of 2006 included approximately $404,000, or $0.02 per diluted share, of after-tax compensation expense as related to the company’s stock-based incentive programs, while the nine month period ended October 1, 2006 included compensation expense of approximately $1.1 million, or $0.06, per diluted share. In comparison, earnings results for the third quarter and nine months ended October 2, 2005, included compensation expense related to the company’s stock-based incentive programs of approximately $244,000 and $453,000, respectively. Stock-based compensation expense is included in general and administrative expenses.
     During the third quarter of 2006 the company recorded an estimated reserve for lease termination and closure costs of approximately $332,000 or $0.02 per diluted share. In addition, during the third quarter of 2006, the company repurchased 203,730 of its common shares at an average price of $14.26 per share, excluding commissions.
     Goronkin noted that the company remains on track to open up to 25 new restaurants in 2006. In the third quarter of 2006, the company opened 4 franchise-operated restaurants, closed one franchise-operated restaurant and closed one company-owned restaurant. Famous Dave’s opened 17 new restaurants through the end of the third quarter of 2006. “We are on track to open up to approximately 8 additional restaurants in the fourth quarter,” said Goronkin. “That includes a company-owned restaurant in Coon Rapids, Minnesota, which will be our first new company restaurant opening in Minnesota since 1998.” During the third quarter, Famous Dave’s added Florida to its list of new states with two new restaurants, bringing the total number of states to 34.
     During the third quarter of 2006, the company also entered into an area development agreement for five new restaurants in St. Louis and Springfield, Missouri. Famous Dave’s ended the quarter with 138 restaurants, including 40 company-owned restaurants and 98 franchise-operated restaurants, located in 34 states.
     The company is hosting a conference call tomorrow, November 2, 2006, at 10:00 a.m. Central Time to discuss its third quarter 2006 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing (800) 374-1553 conference ID 7740130. A replay will be available for one week following the call by dialing (800) 642-1687, conference ID 7740130. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of November 1, 2006, the company owned 40 locations and franchised 102 additional units in 35 states and had signed development agreements for an additional 167 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel – Chief Financial Officer, at (952) 294-1300.
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Revenue:
Restaurant sales, net	$26,476	$22,941	$76,164	$68,152
Franchise royalty revenue	3,613	2,770	10,323	7,682
Franchise fee revenue	524	360	1,490	1,135
Licensing and other revenue	199	197	663	861

Total revenue	30,812	26,268	88,640	77,830

Costs and expenses:
Food and beverage costs	8,034	7,029	23,070	20,888
Labor and benefits	8,003	6,758	22,567	19,843
Operating expenses	6,382	5,540	19,011	16,465
Depreciation and amortization	1,099	1,055	3,289	3,269
General and administrative	3,967	3,405	11,662	10,248
Impairment and estimated lease termination and other closing costs	332	—	1,116	—
Pre-opening expenses	49	—	448	—
Loss on disposal	50	23	64	29

Total costs and expenses	27,916	23,810	81,227	70,742

Income from operations	2,896	2,458	7,413	7,088

Other income (expense):
Loss on early extinguishment of debt	—	—	(148)	—
Interest expense	(417)	(462)	(1,349)	(1,415)
Interest income	83	54	278	205
Other income (expense), net	5	(62)	(41)	(59)

Total other expense	(329)	(470)	(1,260)	(1,269)

Income before income taxes	2,567	1,988	6,153	5,819

Income tax expense	(970)	(760)	(2,290)	(2,213)

Net income	$1,597	$1,228	$3,863	$3,606

Basic net income per common share	$0.15	$0.12	$0.37	$0.33

Diluted net income per common share	$0.15	$0.11	$0.35	$0.32

Weighted average common shares outstanding – basic	10,438,000	10,554,000	10,539,000	10,905,000

Weighted average common shares outstanding – diluted	10,778,000	10,879,000	10,888,000	11,254,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Food and beverage costs (1)	30.3%	30.6%	30.3%	30.7%
Labor and benefits (1)	30.2%	29.5%	29.6%	29.1%
Operating expenses (1)	24.1%	24.2%	25.0%	24.2%
Depreciation & amortization (restaurant level) (1)	3.7%	4.2%	3.8%	4.4%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.4%	0.4%
General and administrative (2)	12.9%	13.0%	13.2%	13.2%
Impairment and estimated lease termination and other closing costs (1)	1.3%	—	1.5%	—
Pre-opening expenses & loss on disposal (1)	0.4%	—	0.7%	—

Total costs and expenses (1)	90.0%	88.5%	90.9%	88.3%
Income from operations (2)	9.4%	9.4%	8.4%	9.1%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	October 1,	January 1,
	2006	2006
ASSETS
Current assets	$11,770	$15,494
Property, equipment and leasehold improvements, net	49,088	46,872
Other assets	4,946	5,232

Total assets	$65,804	$67,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$10,706	$9,862
Long-term obligations	16,888	19,848
Shareholders’ equity	38,210	37,888

Total liabilities and shareholders’ equity	$65,804	$67,598

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Weighted average weekly net sales:
Company-Owned	$50,285	$46,385	$48,625	$45,894
Franchise-Operated	$59,502	$55,648	$59,694	$55,899

Operating weeks:
Company-Owned	523	492	1,560	1,480
Franchise-Operated	1,240	1,005	3,535	2,809

Comparable net sales:
Company-Owned	3.1%	(0.4)%	3.3%	1.9%
Franchise-Operated	(1.7)%	(2.0)%	(2.3)%	(1.0)%

Total number of restaurants:
Company-Owned	40	38	40	38
Franchise-Operated	98	81	98	81

Total	138	119	138	119
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